February 19, 2009

Mr. Stephen M. Wellman
President
Liberty Ridge Capital, Inc.
1205 Westlakes Drive, Suite 230
Berwyn, PA 19312

Re:	Investment Sub-Advisory Agreement dated April 19, 2006
between Old Mutual Funds II (OMF II or the Trust) on behalf of the Old Mutual Strategic Small Company Fund
(the Fund), Old Mutual Capital, Inc. (Old Mutual Capital), and Liberty Ridge Capital, Inc. (Liberty Ridge)
(the Sub-Advisory Agreement)

Dear Mr. Wellman,

Pursuant to Paragraph 6 of the Sub-Advisory Agreement,
the Sub-Advisory Agreement may be terminated by the
Fund at any time, without the payment of any penalty,
by the vote of a majority of Trustees of the Trust.
At its meeting November 13, 2008, the Trustees of the
Trust, including the independent Trustees,
unanimously approved the termination of the
Sub-Advisory Agreement with respect to the Fund only,
effective following the close of business on
February 27, 2009 (the Effective Time).  The Fund
hereby provides notice of the termination of the
Sub-Advisory Agreement with respect to the Fund only,
and termination of Liberty Ridge as investment
sub-adviser of the Fund as of the Effective Time.
Until the Effective Time, Old Mutual Capital, the
Fund's investment manager, will work with Liberty
Ridge to ensure the orderly transition of investment
management of the portion of the Fund sub-advised by
Liberty Ridge, pursuant to the terms of the
Sub-Advisory Agreement.  Liberty Ridge agrees to
cooperate with Old Mutual Capital in this transition
and to surrender all books and records maintained by
Liberty Ridge on behalf of the Fund pursuant to
Paragraph 1(a)12(c) of the Sub-Advisory Agreement
promptly after the Effective Time.
Please acknowledge your acceptance of the terms
of this termination notice by signing in the
appropriate place below.
Yours sincerely,
/s/ Robert T. Kelly

Robert T. Kelly, Treasurer and Principal
Financial Officer
for and on behalf of
OLD MUTUAL STRATEGIC SMALL COMPANY FUND,
a series portfolio of OLD MUTUAL FUNDS II
Acknowledged and agreed,
/s/ Stephen M. Wellman

Stephen M. Wellman, President
for and on behalf of
LIBERTY RIDGE CAPITAL, INC.
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